UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2021

DESTINATION XL GROUP, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	01-34219	04-2623104
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Turnpike Street
Canton, Massachusetts		02021
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 781 828-9300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	DXLG	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On October 28, 2021, Destination XL Group, Inc. (the “Company”) entered into a new credit facility with Citizens Bank, N.A. (the “Credit Facility”). The Credit Facility replaced the Company's existing credit facility with Bank of America, N.A. (the "Existing Credit Facility"). The Company entered into the new Credit Facility to extend the maturity date for five years on more favorable terms than were in place with the Existing Credit Facility.

The Credit Facility is a $125.0 million secured, asset-based revolving facility with a maturity date of October 28, 2026. The maximum committed borrowing of $125.0 million includes a sublimit of $20.0 million for commercial and standby letters of credit and a sublimit of up to $15.0 million for swing line loans. The Company’s ability to borrow under the Credit Facility is determined using an availability formula based on eligible assets.

Borrowings made pursuant to the Credit Facility will be made pursuant to either a Base Rate loan or LIBOR rate loan, at the Company's option. Base Rate loans will bear interest at a rate equal to (i) the greater of: (a) the Prime Rate, (b) the Federal Funds effective rate plus 0.50% per annum and (c) the daily LIBOR rate plus 1.00% per annum, plus (ii) a varying percentage, based on the Company’s average excess availability, of either 0.25% or 0.50%. LIBOR Rate loans will bear interest at (i) the LIBOR rate, or the Benchmark Rate as defined in the Credit Agreement, plus (ii) a varying percentage based on the Company’s average excess availability, of either 1.25% or 1.50%. Any swing line loan will bear interest at a rate equal to the rate of a Base Rate loan, plus a varying percentage based on the Company’s average excess availability, of either 0.25% or 0.50%. The Company will be subject to an unused line fee of 0.25%.

The Company’s obligations under the Credit Facility are guaranteed by the Company’s direct and indirect material subsidiaries and are secured by a lien on substantially all of the Company’s assets. If the Company’s availability under the Credit Facility at any time is less than the greater of (i) 10% of the Revolving Loan Cap (the lesser of the aggregate revolving commitments or the borrowing base) and (ii) $7.5 million, then the Company is required to maintain a minimum consolidated fixed charge coverage ratio of 1.0:1.0 until such time as availability has exceeded the greater of (1) 10% of the Revolving Loan Cap and (2) $7.5 million for 30 consecutive days.

The Credit Facility will be used for working capital, capital expenditures and other general corporate purposes of the Company. The Company’s cash flow is largely unrestricted as it relates to payments for transactions such as repurchases of stock, debt prepayments and dividends, so long as the Company maintains availability under the Revolving Facility, after giving pro forma effect to such payments, in an amount equal to or greater than the greater of (i) 20% of the Revolving Loan Cap and (ii) $20.0 million. With respect to certain asset acquisitions, the Company would be required to maintain availability under the Credit Facility, after giving pro forma effect to such transaction, in an amount equal to or greater than the greater of (1) 17.5% of the Revolving Loan Cap and (2) $17.5 million.

The Credit Facility also provides for customary events of default, including payment defaults, voluntary and involuntary bankruptcy proceedings, covenant defaults, material inaccuracies of representations and warranties, cross-acceleration to other material indebtedness, certain change of control events, and material monetary judgments. The declaration of an event of default could result in the acceleration of obligations and the termination of lending commitments under the Credit Facility.

In connection with the execution of the Credit Facility, the Company paid a closing fee of $187,500 plus expenses from cash on hand. There were no outstanding borrowings on the new Credit Facility on October 28, 2021.

The foregoing description of the Credit Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Facility, which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

In connection with the execution of the Credit Facility described above in Item 1.01, on October 28, 2021, the Company terminated its Existing Credit Facility and repaid in full outstanding fees of $30,874 from cash on hand. The Company had no other borrowings outstanding under the Existing Credit Facility on October 28, 2021. No prepayment penalty was incurred upon repayment, and all guarantees and security interests associated with the Existing Credit Agreement were released.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As described in Item 1.01, on October 28, 2021, the Company entered into the Credit Facility. The information set forth in Item 1.01 of the Current Report on Form 8-K with respect to the Credit Facility is incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1

Credit Agreement dated October 28, 2021 by and among Citizens Bank, N.A., as Administrative Agent and Collateral Agent, Other Lenders identified therein, the Company, as Lead Borrower, and the Borrowers and Guarantors identified therein.

104	Cover Page Interactive Data File – The cover page interactive data file does not appear in the interactive data file because its XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DESTINATION XL GROUP, INC.

Date:	November 2, 2021	By:	/s/ Peter H. Stratton, Jr.
Peter H. Stratton, Jr. Executive Vice President, Chief Financial Officer and Treasurer